Pacific Premier Bancorp
Second Quarter Conference Call
July 24, 2024, at 12:00 p.m. Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman and Chief Executive Officer Ron Nicolas – Chief Financial Officer

PRESENTATION
Operator
Good day, and welcome to the Pacific Premier Bancorp 2024 Second Quarter Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on a touchtone phone. To withdraw your question, please press star then two. Please note, this event is being recorded.

I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steve Gardner
Very good. Thank you, Nick. Good morning, everyone. I appreciate you joining us today. As you are all aware, we released our earnings report for the second quarter of 2024 earlier this morning. We have also published an updated investor presentation with additional information and disclosures on our financial results. If you have not done so already, we encourage you to visit our Investor Relations website to download a copy of the presentation and related materials.

I note that our earnings release and investor presentation include a safe harbor statement relative to the forward-looking comments. I encourage each of you to carefully read that statement.

On today's call, I'll walk through some of the notable items related to our second quarter performance. Ron Nicolas, our CFO, will also review a few of the details surrounding our financial results, and then we will open up the call to questions.

During the second quarter, our team delivered consistent results, as we navigate a challenging operating environment marked by prolonged elevated interest rates, competitive loan and deposit pricing dynamics, and heightened regulatory expectations. Our second quarter results reflect Pacific Premier's ongoing support of our small- and medium-sized business clients along with our commitment to expanding existing relationships and driving new customers to the bank.

Looking now at the results for the second quarter, we generated earnings per share of $0.43, a return on average assets of 90 basis points and a return on tangible common equity of 8.9%. The prolonged higher interest rate environment continued to impact our cost to deposits, which increased 14 basis points to 1.73%, though our funding costs remain low on a relative basis compared to our peers.

Loan production increased to $151 million, but was offset by higher loan payoffs, as our clients utilized excess liquidity to reduce debt. This dynamic, that has impacted both sides of the balance sheet for the past few quarters, in part reflects the high-quality nature of the businesses we attract to the franchise.

Based on client communications, we expect loan and deposit levels to stabilize as we move through the second half of the year. Our capital ratios rank among the strongest in the industry. In the second quarter, our TCE ratio increased 44 basis points to 11.41%, and our tangible book value per share increased to $20.58.
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

Our CET1 ratio came in at 15.89% and our total risk-based capital ratio was a robust 19.01%. These capital levels provide us with significant optionality, and we are considering a number of strategic options, including balance sheet repositioning, that could drive earnings higher in future periods.

Our total liquidity position of approximately $9.8 billion was double the level of our uninsured deposits at June 30. This consisted of $1.2 billion of cash and unpledged short-term treasuries as well as $8.6 billion of unused borrowing capacity. As you are aware, we have placed a strong emphasis on capital accumulation and proactive liquidity management over the past several quarters, for good reason. We are well positioned to pursue organic and strategic growth opportunities, especially once risk-adjusted spreads on new loans normalize relative to those currently available in today's market.

As noted on last quarter's call, the anticipated decline in deposit balances was concentrated in the early part of the quarter due to seasonality around tax payments and distributions. Additionally, clients are using deposits to pay down and pay off loans, and to a lesser extent seeking higher returns for excess liquidity. Our relationship managers continue to bring in new relationships, and in particular, our teams at Pacific Premier Trust and Community Association Banking are delivering solid results.

That said, the current deposit gathering environment remains highly competitive. Throughout this rate cycle, we have maintained our disciplined deposit pricing practices due to the quality of our client relationships and their trust in our organization. As a proof point, our average cost on non-maturity deposits was 117 basis points for the second quarter. As of June 30, noninterest-bearing deposits comprised 32% of total deposits, which compares favorably to our peers.

Our relationship-based business model is also reflected in our long-tenured client base, as the length of our commercial and consumer banking relationships is on average 13.3 years. Tepid demand for CRE and multifamily loans, lower C&I loan utilization rates in conjunction with our disciplined approach to managing credit risk, contributed to our loan portfolio contracting during the quarter.

Across our footprint, competition persists in terms of structure, tenor and credit spreads. Candidly, some of our competitors are originating loans that are not consistent with our approach to credit and pricing discipline. We remain focused on providing the highest level of service to our clients while staying committed to originating loans that meet our risk-adjusted return thresholds.

We appreciate that uncertainty persists within certain commercial real estate markets. Importantly, our CRE concentration has steadily decreased, with the portfolio continuing to perform well. And broadly speaking, we are not seeing an overall degradation in borrower cash flows within our loan portfolios. Our asset quality remains solid, as nonperforming loans decreased $11.7 million to $52.1 million from the prior quarter. Nonperforming assets ended the quarter at 28 basis points of total assets, while classified assets declined 9 basis points to 1% of total assets.

We have been transparent in our commitment to prudent and proactive credit risk management. We work quickly to identify and move problem credits off our balance sheet, and we historically
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

have done very few workouts or extensions. To be successful in our approach, we must maintain open lines of communication with our clients regarding their financial status, liquidity and market dynamics, all of which inform our process for managing individual credits. Should demand for credit strengthen as the economy progresses through the cycle and borrowers gain more clarity following the November election, we are well positioned to add new loans and drive organic growth.

With that, I'll turn the call over to Ron to provide a few more details on our second quarter financial results.

Ron Nicolas
Thanks, Steve, and good morning. For comparison purposes, the majority of my remarks are on a linked-quarter basis. Let's start with the quarter's financial highlights. Second quarter net income totaled $41.9 million, or $0.43 per share, and our return on average assets and average tangible common equity were 0.90% and 8.92%, respectively.

Total revenue was $154.6 million and noninterest expense decreased $5.1 million to $97.6 million, resulting in an efficiency ratio of 61.3% and a pre-provision net revenue as a percentage of average assets of 1.23% for the quarter.

Taking a closer look at the income statement, net interest income decreased to $136.4 million, primarily as a result of higher cost of funds as well as lower loan balances, reflecting the impact from the prolonged higher interest rate environment and tepid loan demand. On the funding side, the deposit mix shift also contributed to the increase in deposit costs impacting the second quarter net interest margin, which narrowed 13 basis points to 3.26%. Our average non-maturity deposit costs increased 11 basis points to 1.17% and total deposit costs were 1.73%, reflecting the shift to interest-bearing money market and retail CDs during the quarter.

On the earnings side, we saw higher yielding loans prepay during the quarter, as well as lower C&I line utilization, keeping the average loan rate flat with the prior quarter. Assuming one rate cut in September, our current expectation for the third quarter is modest net interest margin pressure from continuing higher funding costs. On a spot basis, our total cost of deposits was 1.81% at quarter end.

Lastly, we have $600 million of fixed to floating SOFR-based swaps that are set to mature in a laddered fashion beginning in September through year-end. For the third quarter, we expect a similar level of swap income as we saw in the second quarter, again, assuming we don't see any Fed moves before September.

Noninterest income of $18.2 million decreased $7.6 million from the first quarter, driven by the prior quarter's $5.1 million debt extinguishment gain and $1.7 million of lower trust income due to the seasonal timing of annual tax fees recognized in the first quarter.

For the third quarter, we expect our total noninterest income to be in the range of $19 million to $20 million. Noninterest expense came in better than expected at $97.6 million, representing a reduction of $5.1 million compared to the first quarter, primarily due to a nonrecurring $4 million legal related insurance claim.

Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

Compensation and benefits expense also decreased $1 million to $53.1 million, primarily reflecting lower payroll tax expense. From a staffing perspective, we ended the quarter relatively flat, with a headcount of 1,348 compared with 1,353 as of March 31. We continue to manage expenses tightly, and our expectation for the third quarter is for expenses to be in the range of approximately $101 million to $102 million.

Our provision for credit losses of $1.3 million decreased compared to the prior quarter, commensurate with the smaller loan portfolio and our current asset quality profile. While we have not seen any meaningful deterioration in asset quality, we continue to actively monitor our portfolio concentrations and performance of certain asset classes that are more sensitive to the higher for longer rate environment.

Turning now to the balance sheet. We finished the quarter at $18.3 billion in total assets as lower deposit levels were matched by decreases in loans and lower cash balances offset by increases in our AFS securities portfolio. Total loans held for investment declined $522 million, driven by prepayments, pay downs, maturities and lower C&I line utilization.

The C&I spot utilization rate decreased to 41% from 48% at March 31. Consistent with prior periods, we maintained a prudent approach to balance sheet risk management, opting to prioritize capital accumulation and enhanced liquidity. As part of these ongoing efforts, we sold $35 million of adversely classified loans during the second quarter as part of our proactive credit risk management approach.

Total deposits ended the quarter at $14.6 billion, which represented a linked quarter decrease of $560.2 million. The anticipated decrease was due to seasonality around tax payments and clients continuing to pay down loans and seeking higher returns for excess liquidity. The securities portfolio increased $155.7 million to $3.1 billion, and the average yield on our investment portfolio was 3.62%.

During the quarter, we purchased $443 million of shorter-term US Treasuries with maturities predominantly 18 months or less at a weighted average yield of 5.08%. Our investment strategy continues to prioritize liquidity, providing us important balance sheet optionality. Our reinvestment levels will be dependent upon customer deposit flows as well as interest rate risk considerations.

The combination of solid earnings and a smaller balance sheet further strengthened our capital ratios this quarter, with all ratios increasing significantly from March 31. In addition, our total common equity ratio increased 44 basis points to 11.41% and our tangible book value per share increased to $20.58.

And lastly, from an asset quality standpoint, nonperforming loans were 0.42% of total loans, 7 basis points lower from the prior quarter, and our classified loans also fell to 1.47% from 1.57% in the first quarter. Delinquency continues to run at low levels at 0.14%. During the second quarter of 2024, we had $10.3 million of net charge-offs, primarily related to the sale of two substandard loans compared to $6.4 million of net charge-offs in the first quarter.

We remain very well reserved across all loan segments, with our ACL at a healthy $183.8 million and our coverage ratio essentially flat at 1.47%. Our allowance reflects changes in the economic and market forecasts as well as changes in our asset quality profile and loan portfolio balances
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

and composition. Finally, our total loss absorption, which includes the fair value discount on loans acquired through bank acquisitions, finished the quarter at 1.78%.

With that, I'll turn the call back to Steve.

Steve Gardner
Great. Thanks, Ron. I'll wrap up with a few comments about our outlook. We have spent several quarters building a war chest of capital and liquidity to position our institution to take advantage of organic and strategic opportunities that align with our risk-adjusted return thresholds. In the near term, our priorities are unchanged, as we expect to prioritize capital accumulation and maintaining ample sources of liquidity.

We may be reaching a point in the credit cycle where loan demand accelerates. Should that materialize, we anticipate that we will be able to leverage our diverse client base and disciplined business development capabilities to grow loan and deposit balances.

In terms of capital allocation, we will maintain a prudent approach while staying flexible, as potential opportunities arise to expand our business, better serve our clients and maximize long-term shareholder value. Our executive management team, along with the Board, continually evaluate a wide range of potential options for capital deployment, which could include transactions to reposition the balance sheet as we move through the remainder of this year.

On the M&A front, the uncertain regulatory and operating environments dictate a discerning approach to strategic growth. We remain open to transactions that will diversify and complement our franchise while delivering long-term value to our shareholders.

I want to thank all Pacific Premier team members for their exceptional contributions throughout the quarter. Additionally, I want to say thank you to all of our stakeholders for their ongoing support of our organization as we remain committed to creating sustainable long-term value.

That concludes our prepared remarks, and we would be happy to answer any questions. Nick, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

The first question comes from David Feaster with Raymond James. Please go ahead.

David Feaster
Hi. Good morning, everybody.

Steve Gardner
Hi David.
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

Ron Nicolas
Good morning.

David Feaster
I was hoping you could elaborate on your commentary about loan and deposit balances stabilizing in the back half here, and what gives you confidence in that? I mean, is it the prospects of rates down or just business activity or your bankers maybe being more active? I'm just curious what gives you confidence that loans and deposits are going to stabilize?

Steve Gardner
It's in part due to the conversations that we're hearing from the clients. Also, the fact that, as Ron had mentioned, we did see a bit of seasonality here in the deposit outflows. And in many ways, we've matched the deposit outflows with contraction in the loan portfolio.

It's also that some of the activity that we're seeing, we originated a larger amount of loans in the second quarter, although relatively modest from a historic perspective, for the institution. And then also, too, as you mentioned, potential around declining rates having a positive impact. And lastly, the certainty that I think we will all gain as the election approaches and we've got a determination there.

I think it's a combination of factors, David, as we look out here and move through the remaining part of the year.

David Feaster
And where are you seeing activity? It's encouraging to see the increase in C&I originations in the quarter. I'm just curious, in the conversations that you're having with clients, where are you seeing potential activity? Where are you having success? And what could get things to stabilize or start increasing? And with the C&I improvement, is that in part, too, what's giving you confidence on the deposit front?

Steve Gardner
I think so, to an extent. On the deposit front, the reality is with our business model is that we've historically banked very strong businesses that had carried quite a bit of excess liquidity. And as that is being redeployed, either through the pay down and pay off of loans and/or redeployed into higher-yielding alternatives, and again some of the seasonality factors in the second quarter, you put all those pieces together, and we think that we potentially start to reach that stabilization here, maybe before the end of the year is our expectation right now.

We are seeing pretty good origination on the C&I side. We've seen a little bit, modest pickup in some of the construction lending, at least what's in the pipeline. So, we'll see how all of this materializes here in the coming quarters.

David Feaster
And then just last one for me. You talked about a war chest of capital and liquidity. And just as you concluded your prepared remarks, it kind of sounds like you maybe have a bit more appetite to deploy some of that today. I'm just curious what you’re interested in, it sounds like maybe some M&A but also some balance sheet repositioning opportunities. Would you be interested in
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

potential loan pool purchases or another securities repositioning or primarily focused on M&A broadly?

Steve Gardner
I think the answer to the question, David, is we're considering all of the options and thinking them through, analyzing and assessing each one, and we'll be very thorough and thoughtful on what we do. But I think we are thinking about all of the options. As I mentioned in the prepared remarks, from the M&A front, there's uncertainty on the regulatory front and the operating environment, I think, has held back activity.

We did see a couple of sizable transactions get announced earlier in the quarter. And we'll see how those play out. We're certainly hopeful there, as I'm sure every investment banker is in the country. So, we'll see how all of these factors play, but we are considering all of the options, but are going to be thoughtful and analytical in our approach.

David Feaster
Okay, that's helpful. Thanks, everybody.

Operator
The next question comes from Matthew Clark with Piper Sandler. Please go ahead.

Matthew Clark
Good morning, everyone. Thanks for the questions. First one, the swap revenue this quarter, Ron, how much was that in net interest income?

Ron Nicolas
In net interest, it was about 16 basis points, about 22 to loans. And again, we expect that consistent here in the third quarter, assuming just one Fed move in September.

Matthew Clark
Okay. And then if you have it, the average NIM in the month of June?

Ron Nicolas
I'll take a look at that, Matt, and get back with you on that.

Matthew Clark
Okay. And then just thinking through deposit costs from here, you gave us a spot rate, which is up a little further. But how do you plan to approach rate cuts, assuming we get one in September and December? Should we assume the peak in deposit costs is in the third quarter and starts to decline from there? Do you feel like there might be some delay in that or even just stability in the fourth quarter?

Steve Gardner
I would say that we think about probably some stability. It's also as well on the flows here. I think they're interrelated, to an extent, third and fourth quarter.

Ron Nicolas
I would also add, Matt, if we see the rate cut, and maybe one coming about in the fourth quarter, obviously when we price, we price based on competition as well and what we're seeing and how
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

we're managing it. But at the end of the day, I would suggest that we probably see pricing actions on our part for sure. That's just the way we approach it. But at the same time, what we can't predict is what we've seen is the shifts in the deposit mix. The industry has seen movement out of the noninterest bearing into interest-bearing money markets and time deposits and that. We obviously saw that as well this past quarter. So that's a little less predictable.

Now, some of that could subside. But let's face it, a 25 basis point cut, maybe that's psychologically a big move, but it's certainly not going to be a material move from a pricing standpoint. So, we probably see continued movement, just by the momentum that's currently in place today with the shifts and with the pricing that's out in the marketplace.

Steve Gardner
And I'd add, although it's not going to move the number substantively, we do have about $180 million of broker deposits that mature this quarter that in all likelihood we won’t, we’ll pay off and not replace. And those carry a pretty high cost.

Matthew Clark
Yes. Okay. And then what are the plans for the $200 million of FHLB that you still have left?

Steve Gardner
They mature in fourth quarter.

Ron Nicolas
November, yes.

Steve Gardner
Yes, we'll pay those off.

Ron Nicolas
Yes. Just let that mature without renewals.

Matthew Clark
In 4Q, you said?

Steve Gardner
The fourth quarter, yes.

Ron Nicolas
Yes.

Matthew Clark
Okay.

Steve Gardner
Look, I think overall, our belief is that in this business you utilize wholesale advances at periods of time. But historically, we utilize them very little, and I see no reason, they add no value, to have wholesale advances, whether it's brokered deposits or FHLB borrowings. And so, our intent is to pay those down and off over time.

Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

Matthew Clark
Okay. And then just on a potential securities loss trade, should we assume you're considering the rest of the AFS book that you didn't restructure last year? Or would you consider restructuring the HTM portfolio too?

Steve Gardner
I think we're looking at all options.

Matthew Clark
Okay. And then just on—

Steve Gardner
And that would consider, you’d look at the loan portfolio for low yielding credits there, we certainly have a CRE concentration. It's been well managed. It's performed exceedingly well, but we are all well aware of the big focus of that area from either investors and/or regulators in this environment. So, as I said, we're looking at all options. The great thing is we have the capital to be in a position to do that and to take actions that maybe in the immediate term may have a negative impact but would drive earnings higher potentially in the longer term. So, we're looking at all of these options.

Matthew Clark
Okay. And then just on capital. What do you view as your most constraining ratio? And what's the minimum level you would be willing to operate on, just trying to guesstimate your excess capital?

Steve Gardner
Yes. Our most restraining is the fact that we've got a lot of it. Look, we have internal targets, but they're in part based off of the risks that we see in the broader economy, the risks that we see in our own balance sheet and various outlooks. So, they remain flexible to an extent.

Matthew Clark
Okay. And then last one for me. Just on the substandard loans that were sold, how much of the net charge-offs were related to that this quarter, of the $10 million?

Steve Gardner
Do you know the number off the top of your head? A good portion of it—

Ron Nicolas
Just about all of it.

Steve Gardner
Yes, pretty close to all of it.

Ron Nicolas
Yes, it was just about all of it. In fact, all but a few pennies.

Matthew Clark
Okay. Thank you.
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

Operator
The next question comes from Chris McGratty with KBW. Please go ahead.

Chris McGratty
Hi, good morning.

Steve Gardner
Good morning.

Chris McGratty
Steve, and Ron, the comments on the swap roll off and the balance sheet restructuring, if I just kind of zoom out, if that headwind and that opportunity were pushed together, is the net result that you think NII can begin to grow into next year? I'm just trying to think, there's probably a downward revision after the quarter because of the balance sheet size. But if you put those two together, can NII begin to grow?

Steve Gardner
Yes.

Ron Nicolas
That would certainly be the objective, yes.

Steve Gardner
Right. That's why we're analyzing all of the various options. But if we're going to execute on something, a big driver of it is future earnings.

Chris McGratty
Okay. And then, Steve, you mentioned in your remarks a couple of times just the investor and regulatory focus on CRE. Has there been any change in your conversations with respect to concentration risk? You've always been above 300, it's never been an issue for you, but there's obviously a tone shift at the top of the industry. Has there been any change specifically that you've noticed?

Steve Gardner
Yes. Have you seen any of the reports out there, Chris, on Bloomberg, CNBC, the Journal and comments from the regulators? I’m being facetious here, but yes, there's clearly a tone shift. And look, I think, it started maybe even before the Silicon Valley, Signature, First Republic failures and Silvergate's liquidation and then some of the issues the big East Coast multifamily lenders faced earlier this year. The regulators have been very clear that it is an ongoing concern, and we take those cues seriously.

Chris McGratty
Okay. And then maybe the last one, that's more of a technical. The securities restructuring that might be contemplated, do you have to be a little bit careful on the timing, given when you did the last one and just in terms of dividend capacity and being in an operating loss position?

Steve Gardner
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

I think that's a great question. There are a multitude of factors that one has to take into consideration. They're all important. We do thorough analysis. We try to make sure that we run all the traps, we get feedback and perspective from a number of advisers along the way. And that's exactly what we would do if that is something that the management and Board think is the right thing to do. So, we'll consider all of them. It's a very good question.

Chris McGratty
Thanks.

Operator
The next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. So, at risk of beating a dead horse on the bond transaction question, I'm going to ask one more. With the amount of CET1 you've accreted the last year, outlook for kind of a flattish loan portfolio, let's say, for the rest of the year, that CET1 going to continue to accrete higher, what would the argument be against a bond repositioning? I mean you're talking about you considering all the options and I know you just answered a question about the dividend, of course, but what would be the argument against it?

Steve Gardner
Well, look Gary, that would be depending upon the size that you did. That's a pretty sizable hit to earnings and capital, although I think most investors probably back out in their own minds, the fair value of those securities anyway. But that's a pretty sizable hit to earnings, which would be impacting tangible book value, you have to think about what's the outlook in the interest rate environment and how does that play into it, where do you redeploy that cash?

Look, it's a multidimensional question, if you will. And I don't think there's ever any simple or easy answers. One has to make sure that you think about this from all differing perspectives. And that's how we approach any big decision that we do, and that's how we're going to continue to analyze the various options that we have out there.

Gary Tenner
I appreciate your thoughts on that. And then a follow-up question on deposits. I know that there was a question asked about the near-term reaction of deposits, to say, a September cut. And it seems like it would be 2025, maybe until we start seeing some materially lower deposit costs depending on what the rate environment looks like on a go-forward basis. But as you think of an easing cycle and kind of where your beta was in this tightening cycle, do you think you could match that on the way down? Or do you think the dynamics around deposit pricing have changed on a more permanent basis?

Steve Gardner
It's hard to say. I think that's a really good question as well, Gary. It's hard to say in this environment. But I think I'd go back to what the core of our business model is and our clients. They do business with us because of our relationship bankers and the trust that they have in our organization and how we deliver service for them. It's never been about what the price we pay on deposits. We probably, in all likelihood, could have retained a lot of deposits that have left the institution or paid down loans, but that would have been at the risk of repricing a good many of
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

the deposits we have and the clients. And frankly, would have been sending the wrong message to our clients about what we do and the reason that they bank with us.

Gary Tenner
Thanks, Steve.

Steve Gardner
Sure, Gary.

Operator
The next question comes from Andrew Terrell with Stephens. Please go ahead.

Andrew Terrell
Hi, good morning.

Steve Gardner
Good morning.

Andrew Terrell
Probably really risking beating a dead horse here, but I wanted to go back to some of the questions around capital. If I look back at mid, late 2022, you were around 13% of the CET1 ratio. We've seen the balance sheet compress pretty significantly, but your CET1 and your capital is, call it, 300 basis points higher now. Would you be willing to take capital back down to the 13% level on the CET1?

Steve Gardner
Again, I think that you have to look at all of the dynamics going on in the economy, the outlook, the risks that we're seeing in our portfolio. But 13% is a pretty healthy level in and of itself. We're thinking about all of those. Look, the reality is we are sitting on very high levels of capital. In fact, once all the data comes out, I suspect that of the KRX, we are the highest capitalized bank on virtually every capital measure, including TCE, we're going to be the highest.

So, it just gives us a lot of flexibility and optionality. And I know, to an extent, investors might like to see us deploying this capital more rapidly, and we understand that. We think through all of these dynamics, we have the discussions at the Board, they’re important questions. And we're going to continue to take a very thorough approach and think through all of the dynamics here whatever direction we happen to take.

Andrew Terrell
Okay. Understood. That was it for me. I appreciate you taking the question.

Steve Gardner
Any time.

CONCLUSION

Operator
That concludes our question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern

Steve Gardner
Thank you all for joining us today. Have a nice week.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
Pacific Premier Bancorp
July 24, 2024, at 12:00 p.m. Eastern